Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 968-9300 (301) 968-9301 Fax www.AGNC.com

FOR IMMEDIATE RELEASE
May 2, 2012

CONTACT:
Investors - (301) 968-9300

AMERICAN CAPITAL AGENCY CORP. ANNOUNCES COMMON STOCK AUTHORIZATION WITH RESPECT TO ITS 8.000% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

Bethesda, MD – May 2, 2012 – American Capital Agency Corp. (Nasdaq: AGNC) (“AGNC” or the “Company”) announced today, in accordance with the terms of its recently issued 8.000% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), that the conversion rights of holders of the Series A Preferred Stock described in the Company's prospectus supplement, dated March 29, 2012 (the “Prospectus Supplement”), are no longer contingent on the Common Stock Authorization (as defined in the Prospectus Supplement).
The Common Stock Authorization, including the stockholders' adoption of and the filing by the Company with the Secretary of State of the State of Delaware of an amendment to the Company's Amended and Restated Certificate of Incorporation, as amended, to increase the total authorized number of shares of the Company's common stock, par value $0.01 per share (“Common Stock”), from 300,000,000 to 600,000,000, occurred on May 1, 2012.
In addition, the Company announced that a duly authorized subcommittee of the Company's Board of Directors has passed a resolution reserving the shares of Common Stock issuable upon a full exercise by the holders of Series A Preferred Stock of their conversion rights, up to the Exchange Cap (as defined in the Prospectus Supplement).
For further information or questions, please contact our Investor Relations Department at (301) 968-9300 or IR@AGNC.com.

ABOUT AMERICAN CAPITAL AGENCY CORP.
American Capital Agency Corp. is a real estate investment trust that invests in agency pass-through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. The Company is externally managed and advised by American Capital AGNC Management, LLC, an affiliate of American Capital, Ltd. ("American Capital"). For further information, please refer to www.AGNC.com.
ABOUT AMERICAN CAPITAL
American Capital is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products.  Founded in 1986, American Capital has $101 billion in assets under management and seven offices in the U.S. and Europe. American Capital and European Capital will consider investment opportunities from $10 million to $500 million. For further information, please refer to www.AmericanCapital.com.